Exhibit (a)(5)(iii)

Washington Federal, Inc. Announces Final Results of Tender Offer

SEATTLE, WASHINGTON (March 12, 2021) — Washington Federal, Inc. (NASDAQ: WAFD) (“Washington Federal” or the “Company”) announced today the final results of its modified “Dutch auction” tender offer to purchase up to $290 million of its common stock for cash at a price per share not less than $26.50 and not greater than $31.00, which expired at 12:00 midnight, New York City time, at the end of the day on March 9, 2021.

Based on the final count by American Stock Transfer & Trust Company, LLC, the depositary for the tender offer, a total of 1,715,335 shares of Washington Federal’s common stock, $1.00 par value per share, were properly tendered at or below the purchase price of $31.00 per share and neither properly withdrawn nor tendered conditionally by stockholder with conditions that were not met.

Washington Federal has accepted for purchase 1,715,335 shares of its common stock, $1.00 par value per share, at a price of $31.00 per share, for an aggregate cost of approximately $53,175,385.00, excluding fees and expenses related to the tender offer. These shares represent approximately 2.26 percent of the shares outstanding as of March 11, 2021.

American Stock Transfer & Trust Company, LLC will promptly issue payment for the shares of Washington Federal common stock validly tendered and accepted for purchase in the tender offer.

The Company may, in the future, decide to purchase additional shares in the open market subject to market conditions and private transactions, tender offers or otherwise subject to applicable law. Any such purchases may be on the same terms as, or on terms that are more or less favorable to stockholders than, the terms of the offer. Whether the Company makes additional repurchases in the future will depend on many factors, including but not limited to its business and financial performance, the business and market conditions at the time, including the price of the shares, and other factors the Company considers relevant.

The information in this press release describing the tender offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of common stock in the tender offer. Goldman Sachs & Co. LLC acted as dealer manager for the Tender Offer. The tender offer was made only pursuant to the Offer to Purchase and the related materials that the Company filed with the SEC, as amended or supplemented. Stockholders who have questions or would like additional information about the tender offer may contact the information agent for the tender offer, D.F. King & Co., Inc., toll-free at (800) 207-3159.

About Washington Federal

Washington Federal, Inc. (NASDAQ: WAFD) is the parent company of Washington Federal Bank, dba WaFd Bank (“WaFd Bank”), a national bank with business consisting primarily of accepting deposits from the general public and investing these funds in loans of various types, including first lien mortgages on single-family dwellings, construction loans, land acquisition and development loans, loans on multi-family, commercial real estate and other income producing properties, home equity loans and business loans. WaFd Bank also invests in certain United States government and agency obligations and other investments permitted by applicable laws and regulations. As of December 31, 2020, WaFd Bank has 234 branches located in Washington, Oregon, Idaho, Arizona, Utah, Nevada, New Mexico and Texas. Through WaFd Bank’s subsidiaries, Washington Federal is also engaged in insurance brokerage activities.

FORWARD-LOOKING STATEMENTS

The foregoing information should be read in conjunction with the financial statements, notes and other information contained in Washington Federal’s 2020 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. This press release contains statements about Washington Federal’s future that are not statements of historical fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management’s good faith belief as to future events. The words “estimate,” “believe,” “expect,” “anticipate,” “project,” and similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time; and actual performance could differ materially from those anticipated by any forward-looking statements. In particular, any forward-looking statements are subject to risks and uncertainties related to the COVID-19 pandemic and the resulting governmental and societal responses. Washington Federal undertakes no obligation to update or revise any forward-looking statement.

Source: Washington Federal, Inc.

Contact:

Washington Federal, Inc.

425 Pike Street, Seattle, WA 98101

Brad Goode, SVP, Chief Marketing Officer

206-626-8178

brad.goode@wafd.com

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